Exhibit 2.4

Certificate No.	Class	No of Shares
ORDINARY SHARES

[COMPANY LOGO]

(UEN 201731497H) Grindrod Shipping Holdings Ltd. Incorporated in Singapore on 2 November 2017 under the Companies Act, Cap. 50 ORDINARY SHARES

THIS CERTIFIES THAT

“SPECIMEN”

IS THE OWNER OF        ORDINARY SHARES as the registered holder of such ORDINARY SHARES in the above named company, each fully paid subject to the Constitution of the said company.

Given on behalf of the company on

Director	Director

NO TRANSFER OF ANY OF THE ABOVE SHARES CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS CERTIFICATE.

Registered Office:  10 ANSON ROAD #32-15, INTERNATIONAL PLAZA, SINGAPORE 079903

Transfer Agent’s Office:  Continental Stock Transfer & Trust 1 State Street, 30th Floor New York, NY 10004